                                                                   EXHIBIT 10.18

                                   AGREEMENT
                              FOR SERVICE RESALE
                                    BETWEEN
                   ONEPOINT COMMUNICATIONS-COLORADO, L.L.C.
                                      AND
                         U S WEST COMMUNICATIONS, INC.

                               TABLE OF CONTENTS

                                                                    Page
I.     RECITALS & PRINCIPLES                                          3

II.    SCOPE OF AGREEMENT                                             3

III.   DEFINITIONS                                                    4

IV.    RESALE SERVICES                                                5

    A. DESCRIPTION                                                    5

    B. SCOPE                                                          5

    C. ORDERING AND MAINTENANCE                                       6

    D. RESELLER RESPONSIBILITIES                                      8

    E. RATES AND CHARGES                                              9

    F. COLLATERAL AND TRAINING                                       10

V.     ACCESS TO OPERATIONAL SUPPORT SYSTEMS (OSS)                   10

VI.    DIRECTORY LISTINGS                                            10

VII.   GENERAL PROVISIONS                                            10

    A. TERM                                                          10

    B.  BILLING                                                      11

    C.  PAYMENT                                                      11

    D.  DEPOSIT                                                      12

    E.  TAXES                                                        12

    F.  FORCE MAJEURE                                                12

    G.  RESPONSIBILITY OF EACH PARTY                                 13

H.  LIMITATION OF LIABILITY                                    13

I.  INDEMNIFICATION                                            14

J.  INTELLECTUAL PROPERTY                                      14

K.  WARRANTIES                                                 16

L.  ASSIGNMENT                                                 16

M.  DEFAULT                                                    17

N.  SEVERABILITY                                               17

O.  NONDISCLOSURE                                              17

P.  SURVIVAL                                                   18

Q.  DISPUTE RESOLUTION                                         18

R.  CONTROLLING LAW                                            19

S.  JOINT WORK PRODUCT                                         19

T.  NOTICES                                                    19

U.  NO THIRD PARTY BENEFICIARIES                               19

V.  PUBLICITY AND ADVERTISING                                  19

W.  AMENDMENTS OR WAIVERS                                      19

X.  EXECUTED IN COUNTERPARTS                                   20

Y.  HEADINGS OF NO FORCE OR EFFECT                             20

Z.  COOPERATION                                                20

AA. ENTIRE AGREEMENT                                           20

                         AGREEMENT FOR SERVICE RESALE

This is an Agreement for Service Resale ("Agreement"), between OnePoint Communications-Colorado, L.L.C. ("Reseller"), a Certified Reseller, and U S WEST Communications, Inc. ("USWC") (collectively, "the Parties") in which USWC will provide certain services to Reseller within the state of Arizona and such additional states as the Parties may mutually agree upon. Where required, this Agreement or the portions of this Agreement relative to a particular state, will be submitted to the appropriate Public Utilities Commission ("Commission") and the Parties will specifically request that the Commission promptly approve this Agreement and refrain from taking any action to change, suspend or otherwise delay implementation of this Agreement. The Parties enter into this Agreement without prejudice to any positions they have taken previously, or may take in the future in any legislative, regulatory, or other public forum addressing any matters, including matters related to the types of arrangements prescribed by this Agreement.

The Parties agree and understand that USWC is proposing certain provisions in this Agreement based, in large part, on the FCC's First Report and Order, In the
                                                                          ------
Matter of Implementing of the Local Competition Provisions in the
-----------------------------------------------------------------
Telecommunications Act of 1996, CC Docket No. 96-98, rel. Aug. 8, 1996 ("FCC
------------------------------
1/st/ Order) and the Second Report and Order and Memorandum Opinion and Order, In the Matter of Implementation of the Local Competition Provisions of the
--------------------------------------------------------------------------
Telecommunications Act of 1996, CC Docket No. 96-98, rel. Aug. 8, 1996 ("FCC
------------------------------
2/nd/ Order"). To the extent that certain of the rules contained in the FCC 1 /st/ Order and the FCC 2/nd/ Order are deemed by the courts to be not effective, this Agreement shall be modified to comport with the final court decisions and subsequent FCC or state Commission decisions or rules issued to comply with the courts' decisions.

I.   RECITALS & PRINCIPLES

     WHEREAS, the Telecommunications Act of 1996 (the "Act") was signed into law on February 8, 1996; and

     WHEREAS, the Act places certain duties and obligations upon, and grants certain rights to, Telecommunications Carriers; and

     WHEREAS, USWC is an Incumbent Local Exchange Carrier or has a majority ownership interest in local exchange companies which are Incumbent Local Exchange Carriers; and

     WHEREAS, the Telecommunications Act of 1996 has specific requirements for service resale, commonly referred to as a part of the "checklist" and USWC desires that this Agreement meet those checklist requirements; and

     WHEREAS, USWC, for itself and its Affiliates, is willing to sell services for resale, on the terms and subject to the conditions of this Agreement; and

     WHEREAS, Reseller is a Telecommunications Carrier and has requested that USWC negotiate an Agreement with Reseller for the provision of USWC services for resale pursuant to the Act and in conformance with USWC'S duties under the Act; and

     WHEREAS, the Parties have arrived at this Agreement through voluntary negotiations undertaken pursuant to the Act.

     NOW, THEREFORE, in consideration of the mutual provisions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Reseller and USWC hereby covenant and agree as follows:

II.  SCOPE OF AGREEMENT

     A. This Agreement sets forth the terms, conditions and prices under which USWC agrees to provide telecommunications services for resale. Unless otherwise provided in this Agreement, USWC will perform all of its obligations hereunder to the extent provided in the Appendices attached hereto. The Agreement includes all accompanying appendices.

     B. In the performance of their obligations under this Agreement, the Parties shall act in good faith and consistently with the intent of the Act. Where notice, approval or similar action by a Party is permitted or required by any provision of this Agreement, the Act, FCC 1/st/ and 2/nd/ Orders, or a state Commission, (including without limitation, the obligation of the Parties to further negotiate the resolution of new or open issues under this Agreement) such action shall not be unreasonably delayed, withheld or conditioned.

     C. The Parties have agreed to certain provisions in this Agreement, based, in large part, on the existing state of the law, rules, regulations and interpretations thereof, as of the date hereof (the "Existing Rules"). To the extent that certain of the Existing Rules are changed and modified, and it reasonably appears that the Parties would have negotiated and agreed to different term(s), and conditions(s), or covenant(s) than as contained herein had such change or modification been in existence before execution hereof, then this Agreement shall be amended to reflect such different term(s), condition(s), or covenant(s). Where the Parties fail to agree upon such an amendment, it shall be resolved in accordance with the Dispute Resolution provision of this Agreement.

     D. This Agreement is entered into as a result of both private negotiations between the Parties and the incorporation of some of the results of arbitrated decisions by the Commission, acting pursuant to
          Section 252 (b) of the Act, and involving interconnection/resale agreements of other parties. The Parties have included for convenience certain rates, terms or conditions in this Agreement which reflect rates, terms or conditions established in some or all of those other arbitrations. Reseller acknowledges: (1) that those rates, terms or conditions are extended only because of the arbitrated results in other dockets, (2) that USWC intends to appeal certain of those decisions, and (3) that any negotiations, appeal, stay, injunction or similar proceeding impacting the applicability of those rates, terms or conditions to the local service providers who were parties to those arbitrations will similarly impact the applicability of those rates, terms or conditions to Reseller. The Parties further recognize that this Agreement is subject to the generic proceedings by the Commission addressing the services in the Agreement.

III. DEFINITIONS

     A. "Basic Exchange Telecommunications Service" means a service offered to end users which provides the end user with a telephonic connection to, and a unique local telephone number address on, the public switched telecommunications network, and which enables such end user to generally place calls to, or receive calls from, other stations on the public switched telecommunications network. Basic residence and business line services are Basic Exchange Telecommunication Services. As used solely in the context of the Agreement and unless otherwise agreed, Basic Exchange Telecommunication Services includes access to ancillary services such as 911, directory assistance and operator services.

     B. "Basic Exchange Switched Features" are optional end user switched service features which include, but are not necessarily limited to:
          Automatic Call Back;

          Call Trace; Caller ID and Related Blocking Features; Distinctive Ringing/Call Waiting; Selective Call Forward; Selective Call Rejection.

     C. "Commission" means the Public Utilities Commission(s) in the State of Arizona.

     D. "Enhanced Services" means any service offered over common carrier transmission facilities that employ computer processing applications that act on format, content, code, protocol or similar aspects of the subcriber's transmitted information; that provide the subcriber with additional different or restructured information; or involve end user interaction with stored information.

     E. "Reseller" is a category of Local Exchange service providers that are certified to obtain dial tone and associated telecommunications services from another provider through the purchase of bundled finished services for resale to its end users.

     F. "Tariff" as used throughout this Agreement refers to USWC state tariffs, price lists, price schedules and catalogs.

     G. "Telecommunications Carrier" means any provider of telecommunications services, except that such term does not include aggregators of telecommunications services (as defined in Section 226 of the Act). A Telecommunications Carrier shall be treated as a common carrier under the Act only to the extent that it is engaged in providing telecommunication services, except that the Commission shall determine whether the provision of fixed and mobile satellite service shall be treated as common carriage.

IV.  RESALE SERVICES

     A.   Description.

          1. USWC services (as defined in Section III.A. and B.) and intraLATA toll originating from USWC exchanges (hereinafter "intraLATA toll") will be available for resale by USWC pursuant to the Act and will reference terms and conditions (expect prices) in USWC tariffs, where applicable. Appendix A lists services which are available for resale under this Agreement and the applicable discounts, and is attached and incorporated herein by this reference.

          2. The Parties agree that, at this time, certain USWC services are not available for resale under this Agreement, and certain other USWC services are available for resale but at no discount, as identified in Appendix A or in individual state tariffs. The availability of services and applicable discounts indentified in Appendix A or in individual tariffs are subject to change pursuant to Section IV E.1.

     B.   Scope.

          1. Basic Exchange Telecommunications Service, Basic Exchange Switched Features and IntraLATA toll may be resold only for their intended or disclosed use and only to the same class of end user to whom USWC sells such services; e.g., residence service may not be resold to business end users.

          2. USWC shall provide to Reseller services for resale that are equal in quality subject to the same conditions (including the conditions in USWC's effective tariffs), within provisioning time intervals that are substantially equal to the intervals USWC provides these services to others, including end users, and in accordance with any applicable state Commission service quality standards, including standards a state Commission may impose pursuant to Section 252 (e)(3) of the Act.

     C.   Ordering and Maintenance.

          1. Reseller or Reseller's agent shall act as the single point of contact for its end users' service needs, including without limitation, sales, service design, order taking, provisioning, change orders, training, maintenance, trouble reports, repair, post-sale servicing, billing, collection and inquiry. Reseller shall make it clear to its end users that they are end users of the Reseller for resold services. Reseller's end users contacting USWC will be instructed to contact the Reseller; however, nothing in this Agreement, except as provided in Section IV.C.7(e), shall be deemed to prohibit USWC from discussing its products and services with Reseller's end users who call USWC for any reason.

          2. Reseller shall transmit to USWC all information necessary for the installation (billing, listing and other information), repair, maintenance and post-installation servicing according to USWC's standard procedures, as described in the USWC resale operations guide that will be provided to Reseller.

               When USWC's end user or the end user's new service provider discontinues the end user's service in anticipation of moving to another service provider, USWC will render its closing bill to end user effective with the disconnection. If USWC is not the local service provider, USWC will issue a bill to Reseller for that portion of the service provided to the Reseller should Reseller's end user, a new service provider, or Reseller request service be discontinued to the end user. USWC will notify Reseller by FAX, OSS, or other other processes when end user moves to another service provider. USWC will not provide Reseller with the name of the other reseller or service provider selected by the end user.

               The Parties agree that they will not transfer their respective end users whose accounts are in arrears between each other. The Parties further agree that they will work cooperatively together to develop the standards and processes applicable to the transfer of such accounts.

          3. Reseller shall provide USWC and USWC shall provide Reseller with points of contract for order entry, problem resolution and repair of the resold services.

          4. Prior to placing orders on behalf of the end user, Reseller shall be responsible for obtaining and have in its possession Proof of Authorization ("POA"), POA shall consist of documentation acceptable to USWC of the end user's selection of Reseller. Such selection may be obtained in the following ways:

               a.   The end user's written Letter of Authorization or LOA.

               b. The end user's electronic authorization by use of an 800 number.

               c. The end user's oral authorization verified by an independent third party (with third party verification as POA).

               d. A prepaid returnable postcard supplied by Reseller which has been signed and returned by end user. Reseller will wait fourteen (14) days after mailing the postcard before placing an order to change.

               Reseller shall make POAs available to USWC upon request. Prior to placing orders that will disconnect a line from another reseller's account the Reseller is responsible for obtaining all information needed to process the disconnect order and re-establish the service on behalf of the end user. Should an end user dispute or a discrepancy arise regarding the authority of Reseller to act on behalf of the end user, the Reseller is responsible for providing written evidence of its authority to USWC within three (3) business days. If there is a conflict between the end user designation and Reseller's written evidence of its authority, USWC shall honor the designation of the end user and change the end user back to the previous service provider. If the Reseller does not provide the POA within three
               (3) business days, or if the end user disputes the authority of the POA, then the Reseller must, by the end of the third business day:

               . notify USWC to change the end user back to the previous reseller of service provider, and

               . provide any end user information and billing records the Reseller has obtained relating to the end user to the previous reseller, and

               .    notify the end user and USWC that the change has been made,

               . remit to USWC a charge of $100.00 ("slamming charge") as compensation for the change back to the previous reseller or service provider.

               If an end user is switched from Reseller back to USWC and there is a dispute or discrepancy with respect to such change in service provider, Reseller may request to see a copy of the POA which USWC has obtained from the end user to effectuate a return to USWC as the end user's service provider. If USWC is unable to produce a POA within three (3) business days, USWC shall change the end user back to Reseller (or other previous reseller) without imposition of any Customer Transfer Charge.

          5. Reseller shall designate Primary Interexchange Carrier (PIC) assignments on behalf of its end-users for interLATA services and intraLATA services when intraLATA presubscription is implemented.

          6. When end users switch from USWC to Reseller, or to Reseller from any other reseller, such end users shall be permitted to retain their current telephone numbers if they so desire and do not change their service address to an address served by a different central office. USWC shall take no action to prevent Reseller end users from retaining their current telephone numbers.

          7. Reseller and USWC will employ the following procedures for handling misdirected repair calls:

               a. Reseller and USWC will provide their respective end users with the correct telephone numbers to call for access to their respective repair bureaus.

               b. End users of Reseller shall be instructed to report all cases of trouble to Reseller. End users of USWC shall be instructed to report all cases of trouble to USWC.

               c. To the extent the correct provider can be determined, misdirected repair calls will be referred to the proper provider of Basic Exchange Telecommunications Service.

               d. Reseller and USWC will provide their respective repair contact numbers to one another on a reciprocal basis.

               e. In responding to repair calls, neither Party shall make disparaging remarks about each other, nor shall they use these repair calls as the basis for internal referrals or to solicit end users to market services. Either Party may respond with accurate information in answering end user questions.

     D.   Reseller Responsibilities.

          1. Reseller must send USWC complete and accurate end-user listing information for directory assistance, directory listings, and 911 Emergency Services using USWC's resale order form and process. Reseller must provide to USWC accurate end-user information to ensure appropriate listings in any databases in which USWC is required to retain and/or maintain end-user information. USWC assumes no liability for the accuracy of information provided by Reseller.

          2. Reseller may not reserve blocks of USWC telephone numbers, except as allowed by tariffs.

          3. Reseller is liable for all fraud associated with service to its end-users and accounts. USWC takes no responsibility, will not investigate, and will make no adjustments to Reseller's account in cases of fraud unless such fraud is the result of any intentional act or gross negligence of USWC. Notwithstanding the above, if USWC becomes aware of potential fraud with respect to Reseller's accounts, USWC will promptly inform Reseller and,at the direction of Reseller, take reasonable action to mitigate the fraud where such action is possible.

          4. Reseller will indicate the date it will offer to residential and business subscribers telephone exchange services. The Reseller will provide a two year forecast within ninety (90) days of signing this Agreement. During the first year of the term of this Agreement, the forecast shall be updated and provided to USWC on a quarterly basis. Thereafter, during the term of this Agreement, Reseller will provide updated forecasts from time to time, as requested by USWC. The initial forecast will provide:

               .    The date service will be offered (by city and/or state)
               .    The type and quantity of service(s) which will be offered
               .    Reseller's anticipated order volume
               .    Reseller's key contact personnel

               The information provided pursuant to this paragraph shall be considered Proprietary Information under Section VII.O. of this Agreement.

          5. In the event USWC terminates the provisioning of any resold services to Reseller for any reason, Reseller shall be responsible for providing any and all necessary notice to its end users of the termination. In no case shall USWC be responsible for providing notice to Reseller's end users. USWC will provide notice to Reseller of its termination of a resold service on a timely basis consistent with Commission rules and notice requirements.

     E.   Rates and Charges

          1. Resold services as listed in Appendix A are available for resale at the applicable discount percentage or rate per minute set forth in Appendix A or at the retail tariff rates for services available for resale.

               The wholesale discount rates (the "Rates") in Appendix A were established in Docket Nos. U-3021-96-448, et al. The Parties agree that the Rates in this Agreement will remain in effect as described below until the exhaustion of all appeals, if any, of the final order in this docket.

               If the Rates or the applicability of the Rates to the services in Appendix A are changed by a nonappealable administrative or judicial order following a decision on rehearing or appeal or other similar proceeding, such changed rate(s) will be available to Reseller, effective as of the date of the order. No true-up of the Rates will occur unless ordered as a part of the nonappealable administrative or judicial order.

               USWC shall have a reasonable time necessary to make the system changes necessary to implement and bill the changed rates.

          2. If the resold services are purchased pursuant to Tariffs and the Tariff rates change, charges billed to Reseller for such services will be based upon the new Tariff rates less the applicable wholesale discount as agreed to herein or established by resale Tariff. The new rate will be effective upon the Tariff effective date.

          3. A Customer Transfer Charge (CTC) as specified in Appendix A applies when transferring any existing account or lines to a Reseller. Tariffed non-recurring charges will apply to new installations.

          4. A Subscriber Line Charge (SLC) will continue to be paid by the Reseller without discount to USWC for each local exchange line resold under this Agreement. All federal and state rules and regulations associated with SLC as found in the applicable tariffs also apply.

          5. Reseller will pay to USWC the PIC change charge without discount associated with Reseller end user changes of inter-exchange or intraLATA carriers.

          6. Reseller agrees to pay USWC when its end user activates any services or features that are billed on a per use or per activation basis subject to the applicable discount in Appendix A as such may be amended pursuant to Section IV.E.1 (e.g., continuous redial, last call return, call back calling, call trace, etc.).

          7. Resold services are available only where facilities currently exist and are capable of providing such services without construction of additional facilities or enhancement of existing facilities. However, if Reseller requests that facilities be constructed or enhanced to provide resold services, USWC will review such requests on a case-by-case basis and determine, in its sole discretion, if it is economically feasible for USWC to build or enhance facilities. If USWC decides to build or enhance the requested facilities, USWC will develop and provide to Reseller a price quote for the construction. If the quote is accepted, Reseller will be billed the quoted price and construction will commence after receipt of payment.

          8. Nonrecurring charges will not be discounted and will be billed at the applicable Tariff rates.

          9. As part of the resold line, USWC provides and Reseller accepts, at this time, operator services, directory assistance, and IntraLATA long distance with standard USWC branding. Reseller is not permitted to alter the branding of these services in any manner when the services are a part of the resold line without the prior written approval of USWC. However, at the request of Reseller and where technically feasible, USWC will rebrand operator services and directory assistance in the Reseller's name, provided the costs associated with such rebranding are paid by Reseller.

     F.   Collateral and Training

          The Parties will jointly develop procedures regarding Reseller's use of USWC's retail product training materials. Except for any rights granted by USWC to Reseller for the use or copying of product training material, product training provided under this Agreement shall be considered "Proprietary Information" as described in Section VII. O., and shall be subject to the terms and conditions specified therein.

V.   ACCESS TO OPERATIONAL SUPPORT SYSTEMS (OSS)

          Access to OSS is described in Appendix C to this Agreement, which Appendix is attached hereto and incorporated herein by this reference.

VI.  DIRECTORY LISTING.

          USWC will accept at no charge one primary listing for each main telephone number belonging to Reseller's end user based on end user information provided to USWC by Reseller. USWC will place Reseller's listings in USWC's directory listing database for directory assistance purposes and will make listings available to directory publishers and other third parties. Additional terms and conditions with respect to directory listings are described in Appendix B which by this reference is incorporated and made a part of this Agreement.

VII. GENERAL PROVISIONS

     A.   TERM.

          This Agreement shall become effective upon Commission approval, pursuant to Section 251 and 252 of the Act, and shall terminate on May 1, 2000, and shall be binding upon the Parties during that term, notwithstanding Section 252(i) of the Act. The Parties agree to commence negotiations on a new agreement no later than 135 calendar days prior to the termination date specified above; provided that Reseller, consistent with Section 252(i) of the Act, may opt into a then-existing, valid interconnection or resale agreement, in its entirely, at the conclusion of the said term of this Agreement. In the event that negotiations are not concluded as of the termination date specified above, the window of opportunity to file for

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          arbitration to resolve outstanding contractual issues in accordance with the Act will open upon the termination date specified above.

     B.   Billing.

          1. USWC shall bill Reseller and Reseller is responsible for all applicable charges for the resold services as provided herein. The Reseller shall also be responsible for all tariffed charges and charges separately identified in this Agreement associated with services that the Reseller resells to an end user under this Agreement.

          2. USWC shall provide Reseller, on a monthly basis, within 7-10 days of the last day of the most recent billing period, in an agreed upon standard electronic billing format, billing information including (1) a summary bill, and (2) individual end user sub-account information consistent with the samples provided to Reseller for Reseller to render end user bills indicating all recurring and nonrecurring charges associated with each individual end user's account for the most recent billing period.

     C.   Payment.

          1. Amounts payable under this Agreement are due and payable within thirty (30) days after the bill date of USWC's invoice. During the initial three billing cycles of this Agreement, Reseller and USWC agree that undisputed amounts shall be paid as provided herein, Reseller and USWC further agree that, during said three billing cycle period, they will cooperate to resolve amounts in dispute or billing process issues in a timely manner but no later than sixty (60) days after the bill date of USWC's invoice or identification and notice of the billing process issue. Disputed amounts will be paid within thirty (30) days following resolution of the dispute.

          2. After the three (3) month period outlined in Section C.1. above, the Reseller will pay the bill in full within 30 days after the bill date of the invoice. Billing disputes will be processed and jointly resolved. Any disputed amounts that USWC remits to the Reseller will be credited on the next billing cycle including an interest credit of 1.5% per month compounded.

          3. A late payment charge of 1.5% applies to all billed balances which are not paid by 30 days after the bill date shown on the invoice. USWC agrees, however, that the application of this provision will be suspended for the initial three billing cycles of this Agreement and will not apply to amounts billed during those three cycles.

          4. USWC may discontinue processing orders for the failure by Reseller to make full payment for the resold services provided under this Agreement within thirty (30) days of the due date on Reseller's bill. USWC agrees, however, that the application of this provision will be suspended for the initial three billing cycles of this Agreement and will not apply to amounts billed during those three cycles.

          5. USWC may disconnect for the failure by Reseller to make full payment for the resold services provided under this Agreement within sixty (60) days of the due date on Reseller's bill. Reseller will pay the tariff charge required to reconnect each end user line disconnected pursuant to this paragraph. USWC agrees, however, that the application of this provision will be

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               suspended for the first three billing cycles under this Agreement and will not apply to amounts billed during those three cycles.

          6. Collection procedures and the requirements for deposit are unaffected by the application of a late payment charge.

          7. USWC shall credit Reseller's account the amount due for any trouble or out-of-service conditions in the same manner that USWC credits the accounts of its own end-user and pursuant to any applicable provisions in USWC's tariffs. USWC shall reflect the amount of such credits on an individual end user telephone number basis in the billing information USWC provides Reseller.

          8. In the event billing disputes relate to service quality issues, the dispute shall be referred to the USWC account executive assigned to Reseller who will evaluate the facts and circumstances of the service quality issues and will work with Reseller to resolve the dispute.

     D.   Deposit

          1. USWC may require Reseller to make a suitable deposit to be held by USWC as a guarantee of the payment of charges. Any deposit required of an existing reseller is due and payable within ten days after the requirement is imposed. The amount of the deposit shall be the estimated charges for the resold Service which will accrue for a two-month period.

          2. When the service is terminated, or when Reseller has established satisfactory credit, the amount of the initial or additional deposit, with any interest due as set forth in applicable tariffs, will, at Reseller's option, either be credited to Reseller's account or refunded. Satisfactory credit for a reseller is defined as twelve consecutive months service as a reseller without a termination for nonpayment and with no more than one notification of intent to terminate Service for nonpayment. Interest on the deposit shall be accumulated by USWC at a rate equal to the federal discount rate, as published in the Wall Street Journal.

     E.   Taxes.

          Each party purchasing services hereunder shall pay or otherwise be responsible for all federal, state, or local sales, use, excise, gross receipts, transaction or similar taxes, fees or surcharges levied against or upon such purchasing Party (or the providing Party when such providing Party is permitted to pass along to the purchasing Party such taxes, fees or surcharges), except for any tax on either Party's corporate existence, status or income. Whenever possible, these amounts shall be billed as a separate item on the invoice. To the extent a sale is claimed to be for resale tax exemption, the purchasing Party shall furnish the providing Party a proper resale tax exemption certificate as authorized or required by statute or regulation by the jurisdiction providing said resale tax exemption. Failure to timely provide said resale tax exemption certificate will result in no exemption being available to the purchasing Party.

     F.   Force Majeure.

          Neither Party shall be responsible for delays or failures in performance resulting from acts or occurrences beyond the reasonable control of such Party, regardless of whether such delays or failures in performance were foreseen or foreseeable as of the date of this Agreement, including, without limitation: fire, explosion, power failure, acts of God, war, revolution, civil commotion, or acts of public enemies; any law, order, regulation, ordinance or requirement of any government or legal body; or labor unrest, including, without limitation, strikes, slowdowns, picketing or boycotts; or delays caused by the other Party or by other service or equipment vendors; or any other circumstances beyond the Party's reasonable control. In such event, the Party affected shall, upon giving prompt notice to the other Party, be excused from such performance on a day-to-day basis to the extent of such interference (and the other Party shall likewise be excused from performance of its obligations on a day-to-day basis to the extent such Party's obligations relate to the performance so interfered with). The affected Party shall use its best effort to avoid or remove the cause of non-performance and both parties shall proceed to perform with dispatch once the causes are removed or cease.

G.   Responsibility of Each Party.

     Each Party is an independent contractor, and has and hereby retains the right to exercise full control of and supervision over its own performance of its obligations under this Agreement and retains full control over the employment, direction, compensation and discharge of all employees assisting in the performance of such obligations. Each Party will be solely responsible for all matters relating to payment of such employees, including compliance with social security taxes, withholding taxes and all other regulations governing such matters. Each Party will be solely responsible for proper handling, storage, transport and disposal at its own expense of all (i) substances or materials that it or its contractors or agents bring to, create or assume control over at work locations or, (ii) waste resulting therefrom or otherwise generated in connection with its or its contractors' or agents' activities at the work locations. Subject to the limitations on liability and except as otherwise provided in this Agreement, each Party shall be responsible for (i) its own acts and performance of all obligations imposed by applicable law in connection with its activities, legal status and property, real or personal and, (ii) the acts of its own affiliates, employees, agents and contractors during the performance of that Party's obligations hereunder.

H.   Limitation of Liability.

     Except for indemnity obligations, each Party's liability to the other Party for any loss relating to or arising out of any negligent act or omission in its performance of this Agreement, whether in contract or in tort, shall be limited to the total amount that is or would have been charged to the other Party by such negligent or breaching Party for the service(s) or function(s) not permitted or improperly performed.

     Neither Party shall be liable to the other under this Agreement for indirect, incidental, consequential, or special damages, including (without limitation) damages for lost profits, lost revenues, lost savings suffered by the other Party regardless of the form of action, whether in contract, warranty, strict liability, tort, including (without limitation) negligence of any kind and regardless of whether the Parties know the possibility that such damages could result.

     Nothing contained in this Section shall limit either Party's liability to the other for intentional, malicious misconduct.

     I.   Indemnification.

          1. With respect to third party claims, each of the Parties agrees to release, indemnify, defend and hold harmless the other Party and each of its officers, directors, employees and agents (each an "Indemnitee") from and against and in respect of any loss, debt, liability, damage, obligation, claim, demand, judgment or settlement of any nature or kind, known or unknown, liquidated or unliquidated including, but not limited to, costs and attorneys' fees, whether suffered, made, instituted, or asserted by any other party or person, for invasion of privacy, personal injury to or death of any person or persons,or for loss, damage to, or destruction of property, whether or not owned by others, resulting from the indemnifying Party's performance, breach of applicable law, or status of its employees, agents and subcontractors; or for failure to perform under this Agreement, regardless of the form of action.

          2.   The indemnification provided herein shall be conditioned upon:

               a. The indemnified Party shall promptly notify the indemnifying Party of any action taken against the indemnified Party relating to the indemnification. Failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that the Indemnifying Party might have, except to the extent that such failure prejudices the Indemnifying Party's ability to defend such claim.

               b. The indemnifying Party shall have sole authority to defend any such action, including the selection of legal counsel, and the indemnified Party may engage separate legal counsel only at its sole cost and expense.

               c. In no event shall the indemnifying Party settle or consent to any judgment pertaining to any such action without the prior written consent of the indemnified Party.

     J. Intellectual Property

          1. Each Party hereby grants to the other Party the limited, personal and nonexclusive right and license to use its patents, copyrights and trade secrets but only to the extent necessary to implement this Agreement or specifically required by the then applicable federal and state rules and regulations relating to Resale and access to telecommunications facilities and services, and for no other purposes. Nothing in this Agreement shall be construed as the grant to the other Party of any rights or licenses to trademarks.

          2. The rights and licenses above are granted "AS IS" and the other Party's exercise of any such right and license shall be at the sole and exclusive risk of the other Party. Neither Party shall have any obligation to defend, indemnify or hold harmless, or acquire any license or right for the benefit of, or owe any other obligation or have any liability to, the other based on or arising from any claim, demand, or proceeding (hereinafter "claim") by any third party alleging or asserting that the use of any circuit, apparatus, or system, or the use of any software, or the performance of any service or method, or the provision of any facilities by either Party under this Agreement constitutes infringement, or misuse or misappropriation of any patent, copyright, trade secret, or any other proprietary or intellectual property right of any third party.

          3. As a condition to the access or use of patents, copyrights, trade secrets and other intellectual property (including software) owned or controlled by a third party to the extent necessary to implement this Agreement or specifically required by the then applicable federal and state rules and regulations relating to resale and access to telecommunications facilities and services, the Party providing access may require the other upon written notice, from time to time, to obtain a license or permission for such access or use, make all payments in connection with obtaining such license, and provide evidence of such license.

          4. Except as expressly provided in this Intellectual Property Section, nothing in this Agreement shall be construed as the grant of a license, either express or implied, with respect to any patent, copyright, logo, trademark, tradename, trade secret or any other intellectual property right now or hereafter owned, controlled or licensable by either Party. Reseller may not use any patent, copyright, logo, trademark, tradename, trade secret or other intellectual property right of USWC or its affiliates without execution of a separate agreement between the Parties.

          5. Reseller shall not, without the express written permission of USWC, state or imply that; 1) Reseller is connected, or in any way affiliated with USWC or its affiliates or, 2) Reseller is part of a joint business association or any similar arrangement with USWC or its affiliates or, 3) USWC and its affiliates are in any way sponsoring, endorsing or certifying Reseller and its goods and services or, 4) with respect to Reseller advertising or promotional activities or materials, that the resold goods and services are in any way associated with or originated from USWC or any of its affiliates. Notwithstanding the above, Reseller may state in response to a specific end user injury concerning the origin of the resold services that "Reseller is reselling USWC services." No other statements may be made.

          6. Notwithstanding the above, unless otherwise prohibited by USWC pursuant to an applicable provision herein, Reseller may use the phrase "(Name of Reseller) is a reseller of U S WEST Communications services" (the "Authorized Phrase") in Reseller's printed materials provided:

               a) The Authorized Phrase is not used in connection with any goods or services other than USWC services resold by Reseller.

               b) Reseller's use of the Authorized Phrase does not, in USWC's sole discretion, cause end users to believe that Reseller is USWC.

               c) The Authorized Phrase, when displayed, appears only in text form (Reseller may not use the U S WEST logo) with all letters being the same font and point size. The point size of the Authorized Phrase shall be no greater than one fourth the point size of the smallest use of Reseller's name and in no event shall exceed 8 point size.

               d) Reseller shall provide all printed materials to USWC for its prior written approval.

               (e) If USWC determines that Reseller's use of the Authorized Phrase cause end user confusion, USWC may in its sole discretion, immediately terminate Reseller's right to use the Authorized Phrase.

               (f) Upon termination of the Reseller's right to use the Authorized Phrase or termination of this Agreement, all permission or right to use the Authorized Phrase shall immediately cease to exist and Reseller shall immediately cease any and all such use of the Authorized phrase. Reseller shall either promptly return to USWC or destroy all materials in its possession or control displaying the Authorized Phrase.

          7. Reseller acknowledges the value of the marks "U S WEST" and "U S WEST Communications" (the "Marks") and the goodwill associated therewith and acknowledges that such goodwill is a property right belonging to U S WEST, Inc. and USWC respectively (the "Owners"). Reseller recognizes that nothing contained in this Agreement is intended as an assignment or grant to Reseller of any right, title or interest in or to the Marks and that this Agreement does not confer any right or license to grant sublicenses or permission to third parties to use the Marks and is not assignable. Reseller will do nothing inconsistent with the Owners' ownership of the Marks, and all rights, if any, that may be acquired by use of the Marks shall inure to the benefit of the Owners. Reseller will not adopt, use (other than as authorized in Section 3 herein), register or seek to register any mark anywhere in the world which is identical or confusingly similar to the Marks or which is so similar thereto as to constitute a deceptive colorable imitation thereof or to suggest or imply some association, sponsorship, or endorsement by the Owners. The Owners make no warranties regarding its ownership of any rights in or the validity of the Marks.

     K.   Warranties.

          NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE PARTIES AGREE THAT NEITHER PARTY HAS MADE, AND THAT THERE DOES NOT EXIST, ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     L.   Assignment.

          Neither Party may assign or transfer (whether by operation of law or otherwise) this Agreement (or any rights or obligations hereunder) to a third party without the prior written consent of the other Party provided that each Party may assign this Agreement to a corporate affiliate or an entity under its common control or an entity acquiring all or substantially all of its assets or equity by providing prior written notice to the other Party of such assignment or transfer. Any attempted assignment or transfer that is not permitted is void ab
                                                                         --
          initio. Without limiting the generality of the foregoing, this
          ------
          Agreement shall be binding upon and shall inure to the benefit of the Parties' respective successors and assigns.

          M.   Default.

               If either Party defaults in the payment of any amount due hereunder, or if either Party violates any other provision of this Agreement, and such default or violation shall continue for thirty (30) days after written notice thereof, the other Party may seek legal and/or regulatory relief. The failure of either Party to enforce any of the provisions of this Agreement or the waiver thereof in any instance shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall, nevertheless, be and remain in full force and effect.

          N.   Severability.

               In accordance with this Agreement, if one or more of the provisions contained herein must be modified because of changes in Existing Rules or modifications to arbitration proceedings, the Parties will negotiate in good faith for replacement language. If replacement language cannot be agreed upon, either Party may seek regulatory intervention, including negotiations pursuant to Sections 251 and 252 of the Act. In all other respects, the provisions of this Agreement are not severable.

          O.   Nondisclosure.

               1. All information including, but not limited to, specifications, microfilm, photocopies, magnetic disks, magnetic tapes, drawings, sketches, models, samples, tools, technical information, data, employee records, maps, financial reports, and market data, (i) furnished by one Party to the other Party dealing with end user specific, facility specific, or usage specific information other than end user information communicated for the purpose of publication of directory database inclusion, or (ii) in written, graphic, electromagnetic, or other tangible form and marked at the time of delivery as "Confidential", "Proprietary", or (iii) communicated and declared to the receiving Party within ten (10) days after delivery, to be "Confidential" or "Proprietary" (collectively referred to as "Proprietary Information"), shall remain the property of the disclosing Party. A Party who receives Proprietary Information via an oral communication may request written confirmation that the material is Proprietary Information. A Party who delivers Proprietary Information via an oral communication may request written confirmation that the Party receiving the information understands that the material is Proprietary Information.

               2. Upon request by the disclosing Party, the receiving Party shall return all tangible copies of Proprietary Information, whether written, graphic or otherwise, except that the receiving Party may retain one copy for archival purposes.

               3. Each party shall keep all of the other Party's Proprietary Information confidential and shall use the other Party's Proprietary Information only in connection with this Agreement. Neither Party shall sue the other Party's Proprietary Information for any other purpose except upon such terms and conditions as may be agreed upon between the Parties in writing.

               4. Unless otherwise agreed, the obligations of confidentiality and non-use set forth in this Agreement do not apply to the extent that such Proprietary Information:

               a. was at the time of receipt already known to the receiving Party free of any obligation to keep it confidential (evidenced by written records prepared prior to delivery by the disclosing Party); or

               b. is or becomes publicly known through no wrongful act of the receiving Party; or

               c. is rightfully received from a third person having no direct or indirect secrecy or confidentiality obligation to the disclosing Party with respect to such information; or

               d. is independently developed by an employee, agent, or contractor of the receiving Party which individual is not involved in any manner with the provision of services pursuant to the Agreement and does not have any direct or indirect access to the Proprietary information; or

               e. is disclosed to a third person by the disclosing Party without restrictions on such third person's rights; or

               f. is approved for release by written authorization of the disclosing Party; or

               g. is required to be made public by the receiving Party pursuant to applicable law or regulation provided that the receiving Party shall give sufficient notice of the requirement to the disclosing Party to enable the disclosing Party to seek protective orders where possible.

               h. Effective Date Of This Section. Notwithstanding any other provision of this Agreement, the Proprietary Information provisions of this Agreement shall apply to all information furnished by either Party to the other in furtherance of the purpose of this Agreement, even if furnished before the date of this Agreement.

     P.   Survival.

          The Parties' obligations under this Agreement which by their nature are intended to continue beyond the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

     Q.   Dispute Resolution.

          If any claim, controversy or dispute between the Parties, their agents, employees, officers, directors or affiliated agents ("Dispute") cannot be settled through negotiation, it shall be resolved by arbitration conducted by a single arbitrator engaged in the practice of law, under the then current rules of the American Arbitration Association ("AAA"). The Federal Arbitration Act, 9
          U.S.C. Secs. 1-16, not state law, shall govern the arbitrability of all Disputes. The arbitrator shall not have authority to award punitive damages. All expedited procedures prescribed by the AAA rules shall apply. The arbitrator's award shall be final and binding and may be entered in any court having jurisdiction thereof. The prevailing Party, as determined by the arbitrator, shall be entitled to an award of reasonable attorneys' fees and costs. The arbitration shall occur in Denver, Colorado. Nothing in this Section shall be construed to waive or limit either Party's right to seek relief from the Commission or the Federal Communications Commission as provided by state or federal law.

               No Dispute, regardless of the form of action, arising out of this Agreement, may be brought by either Party more than two (2) years after the cause of action accrues.

          R.   Controlling Law.

               This Agreement was negotiated by the Parties in accordance with the terms of the Act and the laws of the state where service is provided hereunder. It shall be interpreted solely in accordance with the terms of the Act and the applicable state law in the state where the service is provided.

          S.   Joint Work Product.

               This Agreement is the joint work product of the Parties and has been negotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms and, in the event of any ambiguities, no inferences shall be drawn against either Party.

          T.   Notices.

               Any notices required by or concerning this Agreement shall be sent to the Parties at the addresses shown below:

               USWC                                 RESELLER
               ----                                 --------
               U S WEST Communications, Inc.        OnePoint Communications -
               Lori Simpson                           Colorado, L.L.C.
               Director-Interconnection Compliance  Steve Renne
               150 South 5/th/ Street               14001 East Iliff Avenue
               Room 2800                            Suite 320
               Minneapolis, Minnesota 55402         Aurora, Colorado 80014-1426

               612-663-3425 (phone)                 303-306-4300 (phone)
               612-663-3551 (fax)                   303-306-4301 (fax)

               Each Party shall inform the other of any changes in the above addresses.

          U.   No Third-Party Beneficiaries.

               Except as may be specifically set forth in this Agreement, this Agreement does not provide and shall not be construed to provide third parties with any remedy, claim, liability, reimbursement, cause of action, or other privilege.

          V.   Publicity and Advertising.

               Neither party shall publish or use any advertising, sales promotions or other publicity materials that use the other party's name, logo, trademarks or service marks without the prior written approval of the other party.

          W.   Amendment

               Reseller and USWC may mutually agree to amend this Agreement in writing. Since it is possible that amendments to this Agreement may be needed to fully satisfy the purposes and objectives of this Agreement, the Parties agree to work cooperatively, promptly and in good faith to negotiate and implement any such additions, changes and corrections to this Agreement.

     X.   Executed in Counterparts

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original; but such counterparts shall together constitute one and the same instrument.

     Y.   Headings of No Force or Effect

          The headings of Sections of this Agreement are for convenience of reference only, and shall in no way define, modify or restrict the meaning or interpretation of the terms of provisions of this Agreement.

     Z.   Cooperation

          The Parties agree that this Agreement involves the provision of USWC services in ways such services were not previously available and the introduction of new processes and procedures to provide and bill such services. Accordingly, the Parties agree to work jointly and cooperatively in testing and implementing processes for pre-ordering, ordering, maintenance, provisioning and billing and in reasonably resolving issues which result from such implementation on a timely basis.

     AA.  Entire Agreement.

          This Agreement constitutes the entire agreement between the Parties and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, proposals and undertakings with respect to the subject matter hereof. This Agreement shall prevail in the event of any conflict between the "Resale Resource Guide" and the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives.

ONEPOINT COMMUNICATIONS-COLORADO, L.L.C.     U S WEST COMMUNICATIONS, INC.

/s/ William F. Wallace                       /s/ [SIGNATURE ILLEGIBLE]^^
--------------------------                   ----------------------------------
Signature                                    Signature

William F. Wallace                           For Katherine L. Fleming
--------------------------                   ----------------------------------
Name Printed/Typed                           Name Printed/Typed

President                                    Executive Director-Interconnection
--------------------------                   ----------------------------------
Title                                        Title

2/6/98                                       2/17/98
--------------------------                   ----------------------------------
Date                                         Date

SIGNATURE DOES NOT WAIVE ANY RIGHTS OF EITHER PARTY TO SEEK
ADMINISTRATIVE/JUDICIAL REVIEW OF ALL OR PART OF THIS AGREEMENT OR TO REFORM THIS AGREEMENT AS A RESULT OF SUCCESSFUL ADMINISTRATIVE/JUDICIAL REVIEW AND/OR FUTURE SETTLEMENT AGREEMENTS BETWEEN THE PARTIES TO THIS AGREEMENT.

                             APPENDIX A - ARIZONA
                            LOCAL EXCHANGE SERVICES
                              RESALE OF SERVICES

The Parties agree the following charges apply to the Resale of Local Services:

1.   Nonrecurring Charges.

          a. Customer Transfer Charge (CTC): The following nonrecurring charges apply when converting a USWC account to a Reseller account or when changing an end user from one reseller to another.

CATEGORY OF SERVICE                USOC                NONRECURRING CHARGE
 .    Residence                                            $5.00 per line
 .    Business                                             $5.00 per line
 .    ISDN                                                 $5.00 per line

     b. Product Specific Nonrecurring Charge: As set forth in USWC tariffs, the product specific nonrecurring charges, without discount, will apply when additional lines or trunks are added or when the end user adds features or services to existing lines or trunks.

2. Basic Residential Line service 12%, Basic Business Line Service 18%. Except as qualified below, all other USWC telecommunications services shall be available for resale at an 18% discount.

          (a)  The following services are not available for resale:
                   . Customer Premises Equipment (separately or in a package) . Enhanced Services
                   . Inside Wire (including installation, sale or maintenance) . USWC Calling Card
                   . Concession Service
                   . Promotions of less than 90 days

          (b) The following services are available only to the same class of customer eligible to purchase that service from USWC:

                   . Grandfathered
                   . Residence
                   . Lifeline/Link-up

          (c) The following services are available for resale under this Agreement but are not included in the wholesale pricing reflected above:

          . Public Access Lines          . Private Line Used For Special Access

          (c) IntraLATA Toll Charges: Reseller shall have the choice of obtaining intraLATA toll resale at the contract toll rates listed below without application of a further wholesale discount, at an 18% discount or, in Arizona, not at all. Whichever toll discount Reseller selects shall apply uniformly to all toll services resold by the Reseller.

               STATE:                        RATE PER MINUTE OF USE
               -----                         ----------------------
                 Arizona                          $ .125

                                  APPENDIX B
                              DIRECTORY LISTINGS

1.   Scope.

a. Reseller White Pages Listing Service ("Listings") consists of USWC placing the names, addresses and telephone numbers of Reseller's end users in USWC's listing database, based on end user information provided to USWC by Reseller. USWC is authorized to use Listings in Directory Assistance (DA) and as noted in 1.D.i or 1.D.ii.

b. Reseller will provide in standard, format, and USWC will accept at no charge, one primary listing for each main telephone number belonging to Reseller's end users. Primary listings are as defined for USWC end users in USWC's general exchange tariffs. Reseller will be charged for privacy listings and premium listings, e.g., additional, foreign, cross reference, informational, etc., at USWC's general exchange listing tariff rates minus the applicable standard resale discount in each state.

c. USWC will furnish Reseller the Listings format specifications. USWC cannot accept Listing with advance completion dates.

d. Reseller grants USWC a non-exclusive license to incorporate Listings information into its directory assistance database. Reseller hereby selects one of two options for USWC's use of Listings and dissemination of Listings to third parties.

EITHER:

i. TREAT THE SAME AS USWC'S END USER LISTINGS -- NO PRIOR AUTHORIZATION is needed for USWC to release Listings to directory publishers or other third parties. USWC will incorporate Listings information in all existing and future directory assistance applications developed by USWC. Reseller will authorize USWC to sell and otherwise make Listings available to directory publishers including USWC's publisher affiliate for inclusion in white pages published on USWC's behalf. USWC shall be entitled to retain all revenue associated with any such sales. Listings shall not be provided or sold in such a manner as to segregate end users by carrier.

OR:

ii. RESTRICT TO USWC'S DIRECTORY ASSISTANCE -- PRIOR AUTHORIZATION REQUIRED BY RESELLER FOR ALL OTHER USES. Reseller makes its own, separate agreements with USWC, third parties and directory publishers for all uses of its listings beyond D?. USWC will sell Listings to directory publishers (including USWC's publisher affiliate for inclusion in white pages published on USWC's behalf), other third parties and USWC products only after third party presents proof of Reseller's authorization. USWC shall be entitled to retain all revenue associated with any such sales. Listings shall not be provided or sold in such a manner as to segregate end users by carrier.

--------------------------------------------------------------------------------
RESELLER HEREBY SELECTS OPINION:  I or II
--------------------------------------------------------------------------------

e. To the extent that state tariffs limit USWC's liability with regard to Listings, the applicable state tariff(s) is incorporated herein and supersedes
Section VII.G., "Limitation of Liability", of this Agreement with respect to Listings only.

2.   USWC Responsibilities.

USWC is responsible for maintaining Listings, including entering, changing, correcting, rearranging and removing Listings in accordance with Reseller orders. USWC will take reasonable steps in accordance with industry practices to accommodate non-published and non-listed listings provided that Reseller has supplied USWC the necessary privacy indicators on such Listings.

USWC will include Reseller's Listings in USWC's Directory Assistance service to ensure that callers to USWC's Directory Assistance service have non-discriminatory access to Reseller's Listings.

USWC will incorporate Reseller's Listings provided to USWC in the white pages directory published on USWC's behalf, in accordance with Reseller's selection under Section 1.d. above.

3.   Reseller Responsibilities.

a. Reseller agrees to provide to USWC its end user names, addresses and telephone numbers in a standard format, as specified by USWC.

b. Reseller will supply its ACNA/CIC or CLCC/OCN, as appropriate, with each order to provide USWC the means of identifying Listings ownership.

c. Reseller represents and warrants the end user information provided to USWC is accurate and correct. Reseller further represents and warrants that it has reviewed all Listings provided to USWC, including end user requested restrictions on use such as non-published and non-listed. Reseller shall be solely responsible for knowing and adhering to state laws or rulings regarding Listings (e.g., no solicitation requirements in the states of Arizona and Oregon, privacy requirements in Colorado), and for supplying USWC the applicable Listing Information.

d. Reseller is responsible for all dealings with and on behalf of Reseller's end uses, including:

i.   All end user account activity, e.g., end user queries and complaints.

ii. All account maintenance activity, e.g., additions, changes, issuance of orders for Listings to USWC.

iii. Determining privacy requirements and accurately coding the privacy indicators for Reseller's end user information. If end user information provided by Reseller to USWC does not contain a privacy indicator, no privacy restrictions will apply.

iv.  Any additional services requested by Reseller's end users.

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                                  APPENDIX C
                  ACCESS TO OPERATIONAL SUPPORT SYSTEMS (OSS)

   USWC is developing a proposal for access to its Operational Support Systems(OSS) to meet the requirements of the FCC's 1st and 2nd Orders and to provide Reseller with electronic interfaces for pre-ordering, ordering, demand repairs and billing functions for Plain Old Telephone Services (POTS). These interfaces will also have the necessary mediation to protect the integrity of the network as well as allay any privacy concerns for end user information. The components described in this section are conceptual in nature and will be subject to changes as the implementation process proceeds. There will be charges associated with the introduction of the interface and ongoing access to OSS operations which will include an initial access fee and an ongoing charge as described more fully below.

C.1  Operational Systems Interfaces - Interface Implementation Timetable

       USWC's initial operational systems interfaces have been deployed and will support Pre-ordering, Ordering, Provisioning and Repair capabilities for POTS (non-design) services and Billing capabilities for most USWC product offerings. Subsequent phases of the plan incorporate the capabilities to support designed services for Pre-ordering, Ordering, Provisioning, and Maintenance and Repair. The specific features and functions are not discussed in this Agreement.

C.2  OSS Interface Design

       C.2.1 USWC will develop OSS Interfaces using an electronic gateway solution consistent with the design prescribed by the FCC, Docket 96-98, FCC 96-325, paragraph 527. These gateways will act as a mediation or control point between Reseller's and USWC's Operations Systems. Additionally, these gateways will provide security for the interface, protecting the integrity of the USWC network and its databases.

       C.2.2 USWC proposes the use of the existing Electronic Data Interchange ("EDI") standard for the transmission of monthly local billing information. EDI is an established standard under the auspices of the American National Standards Institute/Accredited Standards Committee (ANSI/ASC) X12 Committee. A proper subset of this specification has been adopted by the Telecommunications Industry Forum (TCIF) as the "811 Guidelines" specifically for the purposes of telecommunications billing.

       C.2.3 For the exchange of daily usage data, including third party billed, collect, and card calls, USWC will use the Bellcore EMR format for the records, using the Network Data Mover ("NDM"), otherwise also known as the Connect:Direct method to transmit the information to carriers.

C.3  Accessible OSS Functions

       C.3.1   Pre-Ordering

                 "Pre-Ordering" refers to the set of activities whereby a service representative dialogs with Reseller in order to obtain service availability. In today's environment, the pre-order process is performed in conjunction with placing an order. Packaged as a separate activity, pre-order consists of the following functions: verify an address, check service availability, and return end user service information. USWC will provide on-line capabilities to perform these functions. These functions are described as follows.

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     C.3.1.1     Address Verification

                  This transaction will verify the end user's address.

                  If the address does not match USWC records, the AVR transaction will return "partial match" addresses and/or help as appropriate to assist Reseller to properly identify the end user's address for verification.

                  Once the address is verified, the AVR transaction will return the valid address and the current status (working, non-working, or pending out) and the date the status was posted for each line at the address.

                  If USWC does not have a record of the address, Reseller will have to contact USWC to input the record before the order can be submitted.

                  Note:

     C.3.1.1.1 No detailed facility information (i.e., cable pair) will be returned as part of this transaction.

     C.3.1.1.2   Rural addresses will not be supported.

     C.3.1.1.3 The AVQ/AVR transaction attributes currently don't reflect the attributes required to support the error scenarios.

     C.3.1.2     Service Availability

                  This transaction will return the list of products and services available for resale in the central office serving a particular end user address. The USWC rates for the products and services will also be returned, but the Reseller discount will not be applied.

     C.3.1.3     End User Service Information Request

                  Gives Reseller the ability to request a listing of services and features USWC is currently providing to an end user and the rates USWC is charging for such services.

     C.3.1.4     View/Update Service Query/Service Request Response

                  Gives Reseller the ability to view or update an existing Service Request (SR).

     C.3.1.5     Store Service Request

                  This transaction allows an Reseller user to store a new or existing SR.

                  This SR can be stored for the number of days specified in USWC's methods and procedures before the SR must be submitted to USWC as a Work Order.

                  USWC will store the SR on-line until the associated Work Order is canceled by Reseller or completely by USWC.

     C.3.2       Ordering

                  With the pre-ordering steps completed, the requisite information will have been obtained from Reseller and the initiation of a service order can being. Submitting a service order will result in the provisioning and installation, if necessary, of an end user's service. The functional set required to order service is: open a service order, check facility availability, reserve an appointment if technician work is required in the field or at the end user's premises, reserve a telephone number if appropriate, cancel a service order, change a service order, send a firm order confirmation, support for work order status queries, and send notification of order completion.

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     C.3.2.1     Facility Availability

                  For each new line requested, this transaction will indicate if existing facilities are available or if new facilities are required, and if a technician must be dispatched to provide the facilities requested at the end user's address.

                  This transaction must be executed for any new line(s) requested.

     Note:

     C.3.2.1.1 This transaction does not reserve facilities and does not guarantee that facilities will be available when the work order is submitted.

     C.3.2.1.2 USWC will automatically execute this transaction as part of order processing, any time a new line or transfer line is requested.

     C.3.2.2     Telephone Number Availability

                  Enables a telephone number (TN) to be assigned to a line. Reseller will be able to accept the TN or exchange the TN for two other TNs. If the end user requests a specific number or a vanity number, Reseller must call the USWC Number Assignment Center (NAC) and the request will be handled manually. Reseller will not have direct access to the telephone number assignment system.

     C.3.2.3     Exchange Telephone Numbers/Response

                  Enables Reseller to exchange the TN returned by the Telephone Number Availability Transaction for two more TNs. Reseller must select one of the three TNs to proceed with the Work Order.

     C.3.2.4     Return Telephone Numbers

                  Enables Reseller to reject the TNs returned by the Telephone Number Availability transaction and the TNs will be returned to the pool.

     C.3.2.5     Telephone Number Accept

                  Allows Reseller to reserve one telephone number returned by the Telephone Number Availability transaction for a period of one (1) day so that the end user can be informed of the TN(s) prior to the actual submission of a Work Order. The Work Order must be submitted before the TN expires, otherwise the TN will be returned to the available pool of TNs.

     C.3.2.6     Appointment Availability

                  Allows Reseller to select an appointment from a calender of available appointments. Reseller will not have direct access to the system but USWC will automatically execute this transaction after the Work Order has been submitted and a technician must be dispatched.

     C.3.2.7     Appointment Reservation

                  Enables Reseller to reserve an available appointment after the appointment availability calender had been returned to Reseller by USWC. USWC will return a confirmation number.

      C.3.2.8    Work Order/Firm Order Completion

                  The work order provides the information and actions required for USWC to provision products, services and features. This transaction will also be used to cancel and change existing work orders. The information contained in a work order identifies Reseller, the end user desired due date, the service

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                   being requested, the order type (only change and migration to
                   Reseller), POA (Proof of Authorization), class of service, telephone number and additional information needed to successfully provision the requested service to the end user.

                   Once a work order is accepted by USWC, the assigned service order number will be return to Reseller. This may not happen in real time. Reseller can then use the service order number to status the work order. Firm Order Confirmation means that USWC has received the order and assigned an order number for tracking. It does not mean that edits have been applied, so errors may still exist on the order.

       C.3.2.9   Status Query/Response

                   This transaction will allow Reseller to obtain the status of a work order, USWC will return the current status, remarks and due date for specified work order.

                   Note: This status request is issued by Reseller on demand. Real Time Order Completion and Jeopardy Notification is not proactively issued by USWC.

       C.3.2.10  Order Completion Report

                   Provides Reseller with a daily (Monday - Saturday) report, electronically, that identifies all work orders that were completed by USWC on that date. This report is called the Co-Provider Completion Report.

       C.3.3     Repair

                   Repair functions allow Reseller to report trouble with communications circuits and services provided by USWC. The functions, processes and systems used in repair are based on a Trouble Report (TR), which is an electronic document maintained in one or more Operations Systems. A TR contains information about the end user, the trouble, the status of the work on the trouble and the results of the investigation and resolution efforts. These business processes have been summarized and will be made available to Reseller in the following functional set: open a trouble report, cancel a trouble report, send notification of status change and close a trouble report.

       C.3.3.1   Verify Request

                   This transaction will be used to verify vertical features the end user currently owns. Technical discussions (e.g., Security) are currently ongoing within USWC as to how to provide this capability.

       C.3.3.2   Open Trouble Report

                   Gives Reseller the capability to open a TR with USWC.

       C.3.3.3   Open Trouble Report Response

                   Gives Reseller the capability to the Open TR request and contains information about the TR that Reseller needs to track or to convey to Reseller's end user.

       C.3.3.4   Completion Notification

                   Provides notification to Reseller that a TR has been closed because the trouble was resolved.

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       C.3.3.5 Cancel Trouble Report Instruction

                    Allows Reseller to cancel a previous opened TR.

       C.3.3.6 Status Change Notificaton

                    Provides Notification to Reseller that the status of a previously opened TR has changed.

C.4  Billing Interfaces

     USWC offers interfaces for the exchange of several types of billing data:

       .   Monthly Billing Information,
       .   Daily Usage Data,
       .   Local Account Maintenance Report,
       .   Centralized Message Distribution System (CMDS) messages,
       . Routing of in-region intraLATA collect, calling card, and third number billed messages.

       C.4.1   Monthly Billing Information

               Includes all connectivity charges, credits and adjustments related to network elements and USWC-provided local service.

       C.4.2   Daily Usage Data

               The accumulated set of call information for a given day as captured, or "recorded," by the network switches. USWC will provide this data to Reseller with the same level of precision and accuracy it provides itself. Such precision cannot and will not exceed the current capabilities of the software in the switches today.

       C.4.3   Local Account Maintenance Report

               The list of phone numbers to which the carrier is no longer providing service since the last report.

       C.4.4   Centralized Message Distribution System ("CMDS")

               Distribution of CMDS messages for Reseller end users.

       C.4.5 Routing of In-region IntraLATA Collect, Calling Card, and Third Number Billed Messages

               USWC will distribute in-region intraLATA collect, calling card, and third number billed messages to Reseller and exchange with other Co-Providers operating in region in a manner consistent with existing inter-company processing agreements. Whenever the daily usage information is transmitted to a carrier, it will contain the records for these types of calls as well.

C.5  Compensation

       C.5.1 Compensation for OSS access will consist of an initial access fee which will be determined based on the specific access engineered and implemented for Reseller and is a function of the numbers of Reseller business office and repair service representatives accessing the system. The fee will include costs for hardware (if purchased through USWC), software (which must be purchased through USWC), telecommunications links and labor incurred to establish the interfaces to USWC's OSS for Reseller. The costs will be substantiated by purchasing invoices for the communications and computing hardware and software, and by time reports for the labor expended in their design and

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               implementation. Labor will be billed at the prevailing rates for contract labor for similar services.

C.5.2. The ongoing charge will be billed at a rate to be specified by the Commission at the completion of an appropriate cost study hearing.

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